EXHIBIT 99.3

                                ATTACHMENT NO. 1
                                        TO
                          NOTICE OF GRANT STOCK OPTION

                        AGOURON PHARMACEUTICALS, INC.
                         (a California Corporation)

                   1996 INCENTIVE STOCK OPTION AGREEMENT


     This Option Agreement is entered into between Agouron Pharmaceuticals, Inc., a California corporation and the Optionee whose name appears on the Notice of Grant of Stock Option to which this Agreement is an attachment.


1.     Recitals.

     1.01 The Board of Directors of the Company or its duly authorized delegates authorized the granting of this Option to Optionee who is an Employee of the Company or its Affiliates pursuant to the Agouron
Pharmaceuticals, Inc. 1996 Stock Option Plan.

     1.02 This Option Agreement is intended to constitute an "incentive stock option" within the meaning of Section 422 of Internal Revenue Code of 1986, as amended from time to time.


2.     Definitions.

     In addition to those words and phrases defined above and unless otherwise required by the context in which they appear, words and phrases having their initial letters capitalized shall have the following meanings:

     2.01 Act. "Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     2.02 Affiliate. "Affiliate" shall mean any corporation defined as a "parent corporation" or a "subsidiary corporation" by Code Section 424(e) and
(f), respectively.

     2.03 Agreement. "Agreement" shall mean this 1996 Incentive Stock Option Agreement (including any schedules, attachments, documents incorporated by reference, or modifications agreed to in writing by the Company and Optionee) which sets forth the Optionee's and the Company's rights and obligations with respect to the Option granted Optionee by the Board or its duly authorized delegates as described on the Notice of Grant.

     2.04 Board. "Board" shall mean the Board of Directors of the Company.

     2.05 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.


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     2.06     Company.  "Company" shall mean Agouron Pharmaceuticals, Inc., a
California corporation, and any successors or assigns.

     2.07 Date of Grant. "Date of Grant" shall mean the Date of Grant set forth on the Notice of Grant.

     2.08 Disability. "Disability" or "Disabled" shall mean the condition of being "disabled" within the meaning of Section 422(c)(6) of the Code or any successor provision.

     2.09 Employee. "Employee" shall mean any salaried employee of the Company or its Affiliates, including those employees who are officers of the Company or its Affiliates.

     2.10 Expiration Date. "Expiration Date" shall mean the Expiration Date set forth on the Notice of Grant.

     2.11 Fair Market Value. "Fair Market Value" of Stock on a given date shall mean an amount per share, as determined by the Board or its delegates by applying any reasonable valuation method determined without regard to any restriction other than a restriction which, by its terms, will never lapse. Notwithstanding the preceding, if the Stock is traded upon an established stock exchange, then the "Fair Market Value" of Stock on a given date per share shall be deemed to be the average of the highest and lowest selling price per share of the Stock on the principal stock exchange on which the Stock is then trading or, if there was no trading of the Stock on that day, on the next preceding day on which there was such trading; if the Stock is not traded upon an established stock exchange but is quoted on a quotation system, the "Fair Market Value" of Stock on a given date shall be deemed to be the mean between the closing representative "bid" and "ask" prices per share of the Stock on such date as reported by such quotation system or, if there was no trading of the Stock on that day, on the next preceding day on which there was such trading.

     2.12 Notice of Grant of Stock Option. "Notice of Grant of Stock Option" or "Notice of Grant" shall mean the Notice of Grant executed by the Company and the Optionee to which this Agreement is an attachment.

     2.13 Option. "Option" shall mean the right of Optionee to purchase the number of shares of Stock set forth on the Notice of Grant in accordance with the terms and conditions of this Agreement.

     2.14 Optionee. "Optionee" shall mean the person whose name is set forth on the Notice of Grant.

     2.15 Option Price. "Option Price" shall mean the price per share of Stock to be paid by the Optionee upon exercise of the Option, which amount is set forth on the Notice of Grant.


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     2.16     Option Stock.  "Option Stock" shall mean the total number of shares of Stock the Optionee shall be entitled to purchase pursuant to this Agreement, which number of shares is set forth on the Notice of Grant.

     2.17 Plan. "Plan" shall mean the 1996 Agouron Pharmaceuticals, Inc. Stock Option Plan, as amended from time to time.

     2.18 Reporting Person. "Reporting Person" shall mean an Optionee who is required to file statements relating to his or her beneficial ownership of Stock with the SEC pursuant to Section 16(a) of the Act.

     2.19 Rule 16b-3. "Rule 16b-3" shall mean Rule 16b-3 (as amended from time to time) promulgated by the SEC under the Act, and any successor thereto.

     2.20     SEC.  "SEC" shall mean the Securities and Exchange Commission.

     2.21 Stock. "Stock" shall mean the no par common stock of the Company.

     2.22 Vesting. "Vesting" shall mean the date(s) when all or a portion of the Option Stock becomes available for exercise.

     2.23 Vesting Schedule. "Vesting Schedule" shall mean the Vesting Schedule set forth on the Notice of Grant which indicates on what dates all or a portion of the Option Stock becomes available for exercise.


3.     Option.

     3.01 Grant. The Company hereby grants to Optionee an Option to purchase all or any part of the Option Stock on the terms and conditions set forth in this Agreement. The Date of Grant shall be the Date of Grant set forth on the Notice of Grant.

     3.02 Purchase Price. The purchase price per share of Stock to be paid upon the exercise of this Option shall be the Option Price set forth on the Notice of Grant. This Option Price is deemed by the Board or its delegatees to be not less than the Fair Market Value of the Stock on the Date of Grant.

     3.03 Restrictions on Transfer. This Option shall not be transferable by Optionee, other than by will or the laws of descent and distribution, and may be exercised during Optionee's lifetime only by Optionee; provided, however, that this Option may be transferred to a trust for the benefit of the Optionee or members of his or her immediate family, provided that such transfer does not violate the requirements of Rule 16b-3 and Code Section 422. Upon any attempt to sell, assign, encumber or otherwise transfer this Option in violation of this Agreement, or upon the levy of any attachment or similar process upon this Option, this Option shall immediately become null and void.


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     3.04     Modifications of Rights.  As set forth in Paragraph 6(l) of the
Plan, the Board may modify (including, lowering the Option Price or converting this Option, which is an incentive stock option, into a non-statutory stock option), extend or renew this Option (to the extent not previously exercised), or accept the surrender of this Option (to the extent not previously exercised) and authorize the granting of new Stock options in substitution therefor; provided, however, that no modification of this Option shall, without the consent of the Optionee, alter or impair any existing rights or obligations of Optionee under this Option.

     3.05 Changes in Company's Equity Structure; Recapitalization of Company. Upon the occurrence of the capital and/or recapitalization transactions described in Paragraph 6(j) of the Plan, this Option (to the extent not previously exercised) shall be adjusted or modified as provided in Paragraph 6(j) of the Plan. Notwithstanding any provision of this Agreement, the Company reserves the right to:

             (a) make or enter into any adjustments, reclassifications, reorganizations or changes of its capital or business structure;

             (b)     merge or consolidate with other entities; or

             (c) dissolve, liquidate or sell, or transfer all or any part of its business or assets.

     3.06 Shareholder's Rights. Optionee shall have no rights as a shareholder with respect to any shares Optionee is entitled to purchase under this Option until the date of the issuance of a certificate for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of issuance of such certificate, except as provided in this Agreement or in the Plan.


4.     Employment Conditions.

     4.01 Employment Status. Optionee shall be considered to be in the employment of the Company as long as Optionee remains an Employee of the Company or its Affiliates. The Board exclusively shall determine:

              (a) whether or when there has been a termination of Optionee's employment;

              (b) if there has been a failure to comply with Optionee's covenant not to compete obligations; and

              (c)     the cause of such termination,

which determination shall be final.

     4.02 Covenant Not to Compete. Unless otherwise permitted in writing, Optionee, who is an Employee of the Company or its Affiliates, shall devote his or her entire time, energy and


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skill to the service of the Company or its Affiliates, subject to vacation, sick leave and other approved absences. Failure of Optionee to comply with the covenant not to compete obligations stated above within thirty (30) days of written notice of such failure shall cause, on the thirtieth (30th) day after such written notice, the cancellation of Optionee's right to purchase Option Stock (to the extent not previously exercised) without further action by the Company.

     4.03 Termination for Cause. Unless otherwise agreed to by the Board, if Optionee's employment is terminated for cause, the right of Optionee to purchase Option Stock shall only be exercisable by Optionee for a period of thirty (30) days after the date of such termination.


5.     Exercise.

     5.01 Exercise Amounts. Subject to the earlier termination of the right to exercise this Option as provided under this Agreement, including Paragraphs 4.02 and 4.03 above, the Optionee shall be entitled to exercise the amounts of Option Stock, in whole or in part, as set forth in the Vesting Schedule on the Notice of Grant.

     5.02     Additional Adjustments.  Notwithstanding the terms of Paragraph
5.01 of this Agreement, the Board in its sole and exclusive discretion may provide for conditions for the exercise of this Option and/or modify the Vesting Schedule set forth on the Notice of Grant; provided, however, the Board may only modify the conditions for the exercise of this Option and/or modify the Vesting Schedule to provide for a more restrictive Vesting Schedule with the consent of Optionee, if such modification alters or impairs any existing rights or obligations of Optionee under this Option.

     5.03 Cumulative Exercise Rights. If the Optionee does not exercise in any one year period the full number of shares to which he or she is then entitled to exercise, Optionee may exercise those shares in any subsequent year prior to the Expiration Date of this Option as set forth on the Notice of Grant, or such later date subsequently approved by the Board or its delegates.

     5.04 Expiration of Exercise Rights. Subject to the provisions of Paragraph 5.08, in no event shall this Option be exercisable after the Expiration Date or such later date subsequently approved by the Board or its delegates; provided, however, that this Option shall expire and not be exercisable after the expiration of ten (10) years from the Date of Grant.

     5.05 Fractional Shares. This Option shall not be exercisable with respect to any fractional shares of the Stock.

     5.06 Exercise Procedure. This Option shall be exercised by the giving of written notice of exercise to the Company which specifies the number of shares of Stock to be purchased, accompanied by payment (in accordance with the terms of Paragraph 6(d) of the Plan) of the aggregate Option Price for the shares of Stock being purchased, such payment to be made in any combination of:


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              (a)     United States cash currency;

              (b) a cashier's or certified check to the order of the Company;

              (c)     a personal check acceptable to the Company;

              (d) to the extent permitted by the Board, shares of Stock (including previously owned Stock or Stock issuable in connection with the Option exercise), properly endorsed to the Company, whose Fair Market Value on the date of exercise equals the aggregate Option Price of the Option being exercised; or

              (e) to the extent agreed to by the Board, the Optionee's entering into an agreement with the Company whereby a portion of the Optionee's Options are terminated and where the "built-in gain" on any Options which are terminated as part of such agreement equals the aggregate Option Price of the Option being exercised. "Built-in gain" means the excess of the aggregate Fair Market Value of any Stock otherwise issuable on exercise of a terminated Option, over the aggregate Option Price otherwise due the Company on such exercise;

provided, however, that the form of payment which Optionee selects shall be permissible under the Code Section 422. The Board (in accordance with the terms of Paragraph 6(d) of the Plan) may provide such assistance to the Optionee to facilitate the exercise of this Option as it deems appropriate; provided, however, that the Board, as a prerequisite to providing such assistance, may require satisfaction of any rules or conditions it deems appropriate. Shares of Stock used to pay the Option Price shall be valued at their Fair Market Value on the date of exercise. The Optionee's notice of exercise shall also be accompanied by payment (in accordance with the terms of Paragraph 6(p) of the Plan) of the amount of federal and state income and employment taxes that the Company is required to collect from Optionee because of the exercise of the Option.

     5.07 Exercise During Life. Subject to the provisions of Paragraphs 4.02, 4.03, 5.04 and 5.08, during Optionee's lifetime, this Option shall be exercisable only by Optionee either:

              (a) while Optionee is employed by the Company or its Affiliates;

              (b) within three (3) months after the date on which Optionee's employment terminates for reasons other than "termination for cause" as provided in Paragraph 4.03 of this Agreement; or

              (c) within one (1) year after the date on which the Optionee's employment terminates due to a Disability;

provided, however, that in no event shall the period of exercise be extended beyond the Expiration Date. Unless the Board or its delegates otherwise agree, if Optionee is entitled to purchase shares of Stock after the termination of Optionee's employment, the number of shares of Stock Optionee


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may so purchase shall be limited to the number of shares of Stock Optionee was entitled to purchase as of such date of termination.

     5.08 Exercise After Death. If Optionee dies while employed by or while serving as an officer or director of the Company or its Affiliates or within a period of three (3) months after the date such employment terminates, but prior to the complete exercise of this Option, the Option may be exercised within one (1) year from the date of Optionee's death, but:

              (a) only by a personal representative of Optionee, or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance; and

              (b) only to the extent that the Option was exercisable on the date of death and had not previously been exercised.

     5.09 Consultancy to the Company or Service as a Corporate Officer After Termination of Employment. If Optionee acts as a consultant or corporate officer for the Company or its Affiliates after the termination of his or her employment, then Optionee shall not be deemed to have terminated his or her employment for the Company or its Affiliates for the purposes of Paragraphs 5.07 and 5.08 of this Agreement until Optionee ceases to be a consultant or corporate officer for the Company or its Affiliates, provided Optionee does not violate any covenant not to compete obligations contained in his or her employment or consulting agreement with the Company or its Affiliates. Notwithstanding Optionee not being deemed to have terminated his or her employment for the Company or its Affiliates pursuant to the terms of the preceding sentence, this Option, which is an incentive stock option, shall automatically convert into a non-statutory stock option three (3) months after the date on which Optionee actually terminates his or her employment with the Company or its Affiliates (one (1) year if the Optionee is Disabled on the date of termination).

     5.10 Exercise of Option Prior to Vesting. The Board, in its sole and exclusive discretion, may permit the Optionee to exercise this Option prior to the date this Option is otherwise exercisable, provided the Stock issued on such exercise is subject to repurchase rights which expire pro rata as the Option would otherwise have become exercisable.

     5.11 Non-Sequential Exercise Permitted. Subject to the exercise limitations set forth herein, this Option shall be exercisable notwithstanding the fact that there is an outstanding incentive stock option or non-statutory stock option for the purchase of Stock of the Company which was granted before this Option was granted, and no subsequently-granted incentive stock option shall fail to be exercisable solely because this Option remains outstanding.

     5.12 Legends. Certificates for shares of Stock acquired upon exercise of this Option may contain such legends and transfer restrictions as the Company shall deem reasonably necessary or desirable to:


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             (a)     assure the satisfaction of any liability that the
                     Company may or will have incurred for withholding of any federal and state income and employment taxes;

             (b) facilitate compliance by the Company with any federal or state laws or regulations, including, without limitation, legends restricting transfer of the Stock until there has been compliance with federal and state securities laws;

             (c) assure notice of the Company's repurchase rights under Paragraph 5.10 of this Agreement; or

             (d) assure notice of such other restrictions as may be imposed on the Stock under the terms of this Agreement.


6.     Conflict Between Plan and Agreement.

     This Agreement, including the Option and Optionee's rights hereunder, is subject to and governed by the Plan. Any conflict between the terms and provisions of this Agreement and the terms and provisions of the Plan shall be governed by the terms and provisions of the Plan.


7.     Investment Intent.

     This Option is granted on the condition that Optionee's purchase of Stock shall be for investment purposes for Optionee's own account and not with a view to resale or distribution. The Company shall not, upon the exercise of this Option, be required to issue or deliver shares of Stock or certificates therefor if, in the opinion of counsel for the Company, such issuance or delivery would be in violation of, or would not comply with, any applicable state or federal securities law, regulation or rule.


8.     Notices.

     8.01 In Writing. All notices, demands, requests, declarations, service of process, or other communications permitted or required under this Agreement or applicable law shall be in writing.

     8.02 Delivery. All such communications may be served personally or may be sent by registered or certified mail, return receipt requested, postage prepaid and addressed to either Optionee or the Company at the addresses appearing at the top of the Notice of Grant, or at such other address as either party shall have communicated to the other pursuant to this Paragraph 8.02. All such communications shall be deemed effectively delivered upon personal service or three (3) days after deposit in the United States Mail.



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9.     Miscellaneous.

     9.01 Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of only the Company, Optionee and their respective successors or assigns.

     9.02 Status. Nothing contained in this Agreement shall be construed as giving Optionee any right to be retained as an Employee, officer or director of the Company.

     9.03 Severability. If any provision or provisions of this Agreement are adjudged to be, for any reason, unenforceable, illegal or void, the remainder of the provisions shall remain in full force and effect.

     9.04 Integration. This Agreement and the Notice of Grant to which this Agreement is an attachment constitute the entire understanding of the parties concerning this Option. Except as otherwise provided, any changes, modifications, variations, or subordinations pertaining to this Agreement and the Notice of Grant are invalid, unless stated in writing and executed by the Company and Optionee.

     9.05 Governing Law. This Agreement and the Option granted hereby shall be governed by the laws of the State of California.

     9.06 Attorneys' Fees. If either party brings an action or seeks to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, in addition to any other remedy it may be awarded.

     9.07 Counterparts. This Agreement may be executed in counterparts, and the counterparts shall constitute the whole instrument.

     9.08 Titles for Convenience; Gender; and Plurals. Titles of articles and paragraph headings are for convenience only and shall not affect the construction or interpretation of this Agreement, or any portion thereof. Whenever required by the context hereof, the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter, and vice versa.


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